BRITISH COLUMBIA

Number: BC0762104

CERTIFICATE
OF
INCORPORATION

BUSINESS CORPORATIONS ACT

I Hereby Certify that DEAL CAPITAL LTD. was incorporated under the Business Corporations Act on June 29, 2006 at 08:07 AM Pacific Time.

Issued under my hand at Victoria, British Columbia
On June 29, 2006

RON TOWNSHEND
Registrar of Companies
Province of British Columbia
Canada